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Exhibit 3.7

                            CERTIFICATE OF AMENDMENT
                                       OF
                   THIRD RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                CIENA CORPORATION

It is hereby certified that:

1.The name of the corporation is CIENA Corporation (hereinafter called the "Corporation"). The Corporation was originally incorporated under the name "Hydralite Incorporated", and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is November 2, 1992. A Restated Certificate of Incorporation was filed thereafter on April 8, 1994 (the "First Restated Certificate"); a Second Restated Certificate was filed thereafter on December 20, 1994 (the "Second Restated Certificate of Incorporation"); a Third Restated Certificate of Incorporation was filed thereafter on December 20, 1995 (the "Third Restated Certificate of Incorporation"); a Certificate of Amendment to the Third Restated Certificate of Incorporation was filed thereafter on December 9, 1996; a Certificate of Designation was filed thereafter on January 12, 1998; a Certificate of Amendment to the Third Restated Certificate of Incorporation was filed thereafter on March 13, 1998; and a Certificate of Amendment to the Third Restated Certificate of Incorporation was filed thereafter on March 16, 2000.

2.The board of directors of the Corporation, in a meeting of the Board of Directors held on December 15, 2001, adopted a resolution declaring it advisable that the Third Restated Certificate of Incorporation of the Corporation be amended by striking out the first paragraph of Article Fourth thereof and substituting in lieu thereof the following new paragraph:

"FOURTH: The Corporation shall have the authority to issue two (2) classes of shares to be designated respectively "Preferred Stock" and "Common Stock." The total number of shares of stock that the Corporation shall have the authority to issue is One Billion (1,000,000,000) shares of capital stock, par value $0.01 per share. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Twenty Million (20,000,000), par value $0.01 per share. The total number of shares of Common Stock which the Corporation shall have the authority to issue is Nine Hundred Eighty Million (980,000,000), par value $0.01 per share."

3.The board of directors of the Corporation, in a meeting of the Board of Directors held on December 15, 2001, has adopted a resolution directing that the aforesaid amendment to the Third Restated Certificate of Incorporation of the Corporation be presented to the stockholders of the Corporation at their next annual meeting for their consideration.

4.Holders of the majority of the outstanding stock of the Corporation entitled to vote thereon at the Annual Meeting of Stockholders held on March 12, 2001 at 3:00 p.m. have approved and adopted the aforesaid amendment to the Third Restated Certificate of Incorporation.

5.The aforesaid amendment to the certificate of Third Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, CIENA Corporation has caused this certificate to be signed by Patrick H. Nettles, its Chairman and Chief Executive Officer, this 13th day of March, 2001.


                                        CIENA Corporation


                                        By: /s/ Patrick H. Nettles
                                            ----------------------
                                            Patrick H. Nettles
                                            Chairman and Chief Executive Officer


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